EXHIBIT 99. PRESS RELEASE DATED AUGUST 7, 2003.

Humphrey Hospitality Trust, Inc. Reports Second Quarter 2003 Results

COLUMBIA, MD – (MARKET WIRE) – August 7, 2003 – Humphrey Hospitality Trust, Inc. (NASDAQ: HUMP), a self-advised real estate investment trust, today announced its results for the second quarter ended June 30, 2003.

Net earnings were $1.9 million, or $.15 per basic and diluted share, for the second quarter of 2003, compared to a net loss of $555,000, or $.05 per basic and diluted share, for the same quarter last year. Funds from operations (“FFO”) were $2.6 million, or $.22 per basic and diluted share for the quarter ended June 30, 2003, as compared to $3.1 million, or $.26 per diluted share, reported for the same quarter in 2002.

The comparable, same-store average daily rate (“ADR”) for the quarter ended June 30, 2003 improved by $1.48 (2.9%), to $52.80, while same-store occupancy fell 350 basis points, to 65.7%. Comparable, same-store revenue per available room (“RevPAR”) for the second quarter 2003 was $34.71, down 2.3% relative to the same quarter 2002.

The $2.4 million improvement in net earnings for the second quarter ended June 30, 2003 is due principally to the Company’s recognition of a $1.0 million gain on the sale of two of its hotels during the quarter. Comparable results for the second quarter of 2002 included the recognition of a $1.7 million impairment loss related to three hotels held for sale, offset partially by the recognition of a $505,000 gain on the sale of two additional hotels.

Second quarter 2003 FFO has fallen $505,000 (16%) primarily due to a 2.3% decline in comparable hotel RevPAR, as well as higher same-store hotel labor and insurance expenses. Hotel labor costs rose $185,000, or 4.3%, during the 2003 second quarter, due principally to higher workers compensation insurance costs, and the expiration of a company-wide wage freeze in the third quarter of 2002, while higher general liability and property insurance loss retention limits for the 2003 policy year drove insurance costs up $254,000 during the second quarter of 2003.

The Company’s sale of 12 hotels over the 15-month period ended June 30, 2003 has served to improve FFO for the second quarter ended June 30, 2003, with net savings in interest costs ($532,000), after increased prepayment penalties from the early extinguishment of debt ($135,000), fully offsetting the estimated loss of quarterly earnings from these sold hotels ($512,000).

“Despite the improvement in our ADR, with 2.9% and 2.7% increases being reported for the three and six-month periods ended June 30, 2003, respectively, continuing weak demand for lodging has contributed to a 2.3% decline in RevPAR over each of the past two consecutive quarters” commented Randy Whittemore, President & CEO of Humphrey Hospitality Trust, Inc. “In response, we feel it is prudent to continue in executing on our strategy of selectively disposing of non-core assets, paying down debt, and improving the Company’s ability to sustain any prolonged downturn in the U.S. economy” added Mr. Whittemore.

On July 22, 2003, the Company sold the last of its hotels operating in the state of Texas. The disposition of the Grapevine Super 8 hotel generated gross proceeds of $3.4 million, and resulted in a pre-tax gain on sale of $780,000. “With the recent sale of our Grapevine Super 8 hotel, and the disposition of 14 other non-core hotels since first announcing our asset dispositions strategy in April 2001, we have successfully reduced our debt obligations by more than $27 million to date, while simultaneously improving the overall quality of our remaining hotel portfolio”, concluded Mr. Whittemore.

Humphrey Hospitality Trust, Inc. specializes in limited-service lodging. The Company owns 77 hotels in 17 mid-western and eastern states.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:    Humphrey Hospitality Trust, Inc.

Michael Schurer, 443/259-4924

The following table sets forth the Company’s unaudited results of operations for the three and six-month periods ended June 30, 2003 and 2002, respectively.

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
REVENUES
Room rentals and other hotel services	$16,325	$17,249	$28,445	$30,520
Other	85	40	129	83

	16,410	17,289	28,574	30,603

EXPENSES
Hotel and property operations	11,232	11,217	21,108	21,410
Interest	1,661	2,311	3,331	4,367
Depreciation	1,722	2,298	3,444	3,931
General and administrative	566	758	1,102	1,380
Agreement cancellation expense	—	211	—	211

	15,181	16,795	28,985	31,299

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE NET GAINS (LOSSES) ON DISPOSITIONS OF ASSETS AND PROVISION FOR IMPAIRMENT LOSS AND MINORITY INTEREST	1,229	494	(411)	(696)
Net gains (losses) on dispositions of assets and provision for impairment loss	(11)	(727)	(11)	(1,322)
Minority interest	(80)	(56)	(159)	3

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	1,138	(289)	(581)	(2,015)
Discontinued operations	736	(266)	(210)	(442)

NET EARNINGS (LOSS)	$1,874	$(555)	$(791)	$(2,457)

NET EARNINGS (LOSS) PER SHARE—BASIC AND DILUTED:
Continuing operations	$0.09	(0.03)	(0.05)	(0.18)
Discontinued operations	0.06	(0.02)	(0.02)	(0.04)

Net earnings (loss)	$0.15	(0.05)	(0.07)	(0.22)

Unaudited—In thousands, except statistical and per share data:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Average daily room rate (ADR)	$52.63	$50.85	$50.91	$49.48
Revenue per available room (RevPAR)	$34.25	$34.22	$29.87	$30.09
Occupancy percentage	65.1%	67.3%	58.7%	60.8%
Weighted average number of shares outstanding for calculation of earnings (loss) per share—basic and diluted	12,049	11,318	12,041	11,318

Weighted average number of shares outstanding for calculation of FFO per share—basic	12,049	11,318	12,041	11,318

Weighted average number of shares outstanding for calculation of FFO per share—diluted	12,069	12,069	12,069	12,069

Reconciliation of net earnings (loss) to FFO
Net earnings (loss)	$1,874	$(555)	$(791)	$(2,457)
Depreciation	1,761	2,527	3,593	4,445
Net (gains) losses on disposition of assets and provision for impairment loss	(1,015)	1,153	(75)	1,748
FFO (1)	$2,620	$3,125	$2,727	$3,736

FFO per share—basic	$0.22	$0.28	$0.23	$0.33

FFO per share—diluted	$0.22	$0.26	$0.23	$0.31

(1)	Funds From Operations (“FFO”) is a non-GAAP financial measure. The Company uses FFO in addition to net earnings to report its operating results. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes over time as reflected through depreciation and amortization expenses. The Company believes that the value of real estate assets does not diminish predictably over time, as historical cost accounting implies, and instead fluctuates due to market and other conditions. Accordingly, the Company believes FFO provides investors with useful information about the Company’s operating performance because it excludes depreciation and amortization expenses. In addition, FFO was created and is used by the real estate industry as a standard. However, it should not be considered an alternative to accounting principles generally accepted in the United States. We calculate FFO for all periods consistent with the National Association of Real Estate Investment Trusts, Inc. definition from their White Paper issued in April 2002. Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net earnings (computed in accordance with accounting principles generally accepted in the United States of America), excluding cumulative effects of changes in accounting principles, extraordinary items and gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions.

The following table sets forth the operating results of the Company’s hotel properties on a same-store basis for the three and six-month periods ended June 30, 2003 and 2002, respectively. Over the 18-month period ending June 30, 2003, the Company has sold 13 hotels (the “Sold Hotels”), and additionally, has designated two additional hotels as held for sale at June 30, 2003 (the “Sale Hotels”). Same-store basis presentation reflects the revenues and expenses of the Company’s 76 hotels that were consistently reported as a component of continuing operations over this 18-month period, which excludes the operations of the Sold Hotels and Sale Hotels.

This presentation includes non-GAAP financial measures. Statement of Financial Accounting Standards No. 144 (“SFAS 144”) requires the Company to report the operations of all properties disposed of subsequent to January 1, 2002 (excluding properties that were classified as held for sale at December 31, 2001) separately as discontinued operations for all periods presented. The following information is not presented in accordance with SFAS 144 as the results of all of the Sold Hotels, not just the nine to which SFAS 144 applies, are excluded. The Company believes that the presentation of hotel property operating results on a same-store basis is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ results.

Unaudited—In thousands, except statistical data:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Same store average daily room rate (ADR)	$52.80	$51.32	$51.41	$50.07
Same store revenue per available room (RevPAR)	$34.71	$35.53	$30.37	$31.08
Same store occupancy percentage	65.7%	69.2%	59.1%	62.1%
Reconciliation of revenue from room rentals and other hotel services to Same store revenue from room rentals and other hotel services
Room rentals and other hotel services from continuing operations	$16,325	$17,249	$28,445	$30,520
Less: Room rentals and other hotel services of Sold Hotels unaffected by SFAS 144	—	459	—	1,247

Same store revenue from room rentals and other hotel services	16,325	16,790	28,445	29,273

Same store revenue from room rentals and other hotel services consists of:
Room rental revenue	$15,886	$16,261	$27,643	$28,293
Telephone revenue	86	121	164	241
Other hotel service revenues	353	408	638	739

Same store revenue from room rentals and other hotel services	$16,325	$16,790	$28,445	$29,273

Reconciliation of expenses from hotel and property operations to Same store hotel and property operations expense
Hotel and property operations expense from continuing operations	$11,232	$11,217	$21,108	$21,410
Less: TRS corporate level costs excluded from second quarter 2002 hotel and property operations (1)	113	—	226	—
Less: Hotel and property operations expenses of Sold Hotels unaffected by SFAS 144	—	404	—	1,003

Same store hotel and property operations expense	$11,119	$10,813	$20,882	$20,407

Same-Store Property Operating Income (“POI”) (Same store revenue from room rentals and other hotel services less Same store hotel and property operations expense) (3)	$5,206	$5,977	$7,563	$8,866

POI as a percentage of same store revenue from room rentals and other hotel services (“POI Margin”) (2)	31.9%	35.6%	26.6%	30.3%

(1)	Represents costs that were reported as general and administrative costs in 2002.

(2)	The Company believes POI Margin is useful to investors seeking to determine the operating efficiency of the Company’s comparable hotel properties at June 30, 2003.

(3)	Reconciliation of Net Earnings (Loss) to Same-Store Property Operating Income:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net earnings (loss)	$1,874	$(555)	$(791)	$(2,457)
Depreciation	1,761	2,527	3,593	4,445
Gain on disposition of assets	(1,015)	(505)	(1,015)	(497)
Provision for impairment loss	—	1,658	940	2,245
Interest expense	2,003	2,535	3,736	4,790
Minority interest	80	56	159	(3)
General and Administrative expense	566	758	1,102	1,380
Agreement cancellation expense	—	211	—	211
TRS corporate level costs excluded from first quarter 2002 hotel and property operations	113	—	226	—
Other revenues	(85)	(40)	(129)	(83)
Room rentals and other hotel services—discontinued operations	(653)	(2,276)	(1,535)	(4,191)
Hotel and property operations expense—discontinued operations	562	1,663	1,277	3,270
Room rentals and other hotel services—assets sold in 2002	—	(459)	—	(1,247)
Hotel and property operations expense—assets sold in 2002	—	404	—	1,003

POI	$5,206	$5,977	$7,563	$8,866